EXHIBIT 10.6
[LETTERHEAD OF SOUTHWEST ROYALTIES]

December 7, 1999

Jon P. Tate
905 W. Michigan
Midland, TX 79701

Re:    Severance Compensation Agreement

Dear Jon:

Southwest Royalties, Inc. and its affiliated companies (collectively, the “Company”) considers the maintenance of a vital management group to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company recognizes that, as is the case with many publicly held corporations, there is a possibility of a change in control of the Company, and that the uncertainty and questions which such a possibility raises may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Company’s board of directors has determined that appropriate steps should be taken: (a) to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the fact of the potentially disturbing circumstances arising from the possibility of a change in control of the Company; and (b) to dispel any concerns that you may have about taking an active part in the defense against an inappropriate attempt to bring about a change in control of the Company.

Therefore, I want to confirm our agreement concerning the benefits which the Company will provide to you in the event your employment with the Company is terminated subsequent to a change in control of the Company, as follows:

1.  Employment.    The Company shall continue to employ you as Vice President—Land Manager of the Company or one of its subsidiaries for the term of this agreement. Subject to the provisions of this agreement, you confirm your present intention to remain in the employ of the Company during such term, and agree, at all time prior to a change in control, to give the Company at least thirty (30) days prior notice of any termination of this Agreement and of your employment, which such time period the Company may reduce or waive. Except as specifically changed by this agreement, all terms and conditions of your current employment agreement with the Company, if any, shall remain in full force.

2.  Term.

A.  The term of this agreement shall be for one-year from the date of this agreement (the “Effective Date:) unless sooner terminated if:

(i)  You give notice that you wish to terminate this agreement not less than thirty (30) days after your notice is given;

(ii)  You die or receive a notice of termination due to disability;

(iii)  You reach your retirement date.

B.  Unless this agreement is terminated in accordance with Paragraph 2A, on each anniversary of the Effective Date of this agreement, the term of this agreement shall be automatically extended for additional successive periods of one (1) year, unless either you or the Company shall give written notice of an intention not to extend this agreement at least three (3) months prior to such anniversary date.

C.  In the event of a change in control of the Company, the term of this agreement shall be automatically extended to the earlier of (i) a date one (1) year from the date such change in control occurred, and (ii) the occurrence of an event of termination described in Paragraph 2A(ii) and (iii).

3.  Change in Control.    For purposes of this agreement, a “change in control” of the Company shall mean:

(i)  acquisition in one or more transactions of fifty percent (50%) or more of the voting power of the voting securities of the Company by any person, or by two or more persons acting as a group, other than directly from the Company;

(ii)  acquisition in one or more transactions of twenty-five percent (25%) but less than fifty percent (50%) of the voting power of the voting securities of the Company by any person, or by two or more persons acting as a group (excluding officers and directors of the Company); or

(iii)  a merger, consolidation, reorganization, recapitalization or similar transaction, involving the securities of the Company, upon the consummation of which fifty percent (50%) or more in voting power of the voting securities of the surviving corporation(s) is held by persons other than former shareholders of the Company.

(iv)  a sale of all or substantially all of the assets of the Company

(vi)  a relocation of the company’s principal offices, or the Executive’s relocation to any place other than the principal offices, exceeding a distance of fifty (50) miles from the company’s current corporate office located in Midland, Texas, except for reasonably required travel by the Executive on the company’s business;

4.  Termination Following Change in Control.

A.  Termination.    If a change in control of the Company occurs, you shall be entitled, upon the subsequent termination of your employment (“Termination”), to the benefits described in Paragraph 5, unless such termination is (i) by you other than for good reason, (ii) by the Company for cause or because of your disability, or (iii) because of your death or retirement. Any termination of your employment, except because of your death, shall be made by written notice of termination to the other party.

B.  Notice of Termination.    “Notice of termination” shall mean a written document specifying the specific provision of this agreement being relied upon and setting forth the facts and circumstances which provide the basis for termination of your employment.

C.  Date of Termination.    “Date of termination” shall mean (i) if your employment is terminated for disability, thirty (30) days after notice of termination is given, (ii) if your employment is terminated for good reason, the date specified in the notice of termination, and (iii) if your employment is terminated for any other reason, the date on which a notice of termination is given.

D.  Good Reason.    “Good reason” shall mean:

(i)  The assignment to you, without your express written consent, of any duties inconsistent with your positions, duties, responsibilities and status with the Company immediately prior to a change in control, or a change in your titles or offices in effect immediately prior to a change in control, or any removal of you from, or any failure to reelect you to, any of such positions, except in connection with the termination of your employment for cause, death, disability or retirement;

(ii)  A reduction by the Company in your base salary in effect on this date or as the same may be increased from time to time;

(iii)  The failure by the Company to continue in effect any compensation, welfare or benefit plan in which you are participating at the time of a change in control of the Company, without substituting plans providing you with substantially similar benefits, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the change in control;

(iv)  Any purported termination of your employment for cause or disability without grounds; or

(v)  A breach of this agreement by anyone other than you.

E.  Cause.    “Cause” shall mean (i) the willful and continued failure by you for a significant period of time substantially to perform your duties with the Company (other than any such failure resulting from your disability), after a demand for substantial performance is delivered to you by the Company’s board of directors which specifically identifies the manner in which the board of directors believes that you have not substantially performed your duties, or (ii) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company. No act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you, not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. The burden of establishing the validity of any termination for cause shall rest upon the Company.

F.  Disability.    “Disability” shall mean that, as a result of your incapacity due to physical or mental illness, you shall have been unable to perform your duties with the Company for a period of six (6) months in a twelve (12) month total.

G.  Retirement Date.    “Retirement date” shall mean the date on which you attain 70- 1/2, or the date you retire in accordance with any retirement arrangement established with your consent with respect to you.

5.  Benefit.

A.  In the event of your termination for any reason except those set forth in Paragraph 2A(i), (ii) and (iii), the Company shall pay you as severance pay, in a lump sum, the following amounts, provided that amounts payable only in shares will be delivered in shares, on the thirtieth (30) day following the date of termination:

(i)  Your full base salary through the date of termination at the rate in effect at the time notice of termination is given; and

(ii)  An amount equal to one (1x) times the sum of your annual base salary at the rate in effect as of the date of termination or the rate in effect immediately prior to the current rate, whichever is higher, plus your target bonus under any cash plan adopted, if any, under the management incentive compensation program or any predecessor or successor program or plan during the year most recently ended.

B.  In addition, in the event of your termination, the Company shall:

(i)  Maintain in full force, for one (1) year after the date of termination or until receipt of equivalent benefits from a new employer, all life insurance, health (medical and dental), accidental death and dismemberment, disability, any executive loan plans and programs in which you are entitled to participate immediately prior to the date of termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange upon comparable terms to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to you.

(ii)  Continue an executive car, if previously supplied, and financial counseling program, or alternative plan, in effect at the date of termination for one (1) year after date of termination.

(iii)  Pay all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this agreement.

C.  If payments under this agreement, together with any other payments which you have a right to receive from the Company or any of-its subsidiaries, would constitute a payment defined in Section 280G(b)(2)(A) of the Internal Revenue Code (the “Code”), then the Company shall pay to you, in a lump sum, an amount equal to the sum of (i) any excise tax that would be imposed by Section 4999 of the Code and payable by you and (ii) an additional amount which, when added to the amount of the excise tax payable, equals an aggregate payment sufficient to pay all federal and state income taxes due on the aggregate payment and leave a net amount equal to the excise tax payable.

D.  You shall not be required to mitigate the amount of any payment provided for in this Paragraph 5 by seeking other employment or otherwise nor shall the amount of any payment provided for in this Paragraph 5 be reduced by any compensation earned by you as a result of employment by another employer after the date of termination, or otherwise, except as provided in Paragraph 5B(i), (iii) and (vi).

6.  Miscellaneous.

A.  Limitation on Effect.    This agreement does not constitute an employment agreement in any respect. This agreement shall have no effect on any termination of your employment prior to a change in control, or upon any termination of your employment at any time as a result of your disability, retirement or death, or as a result of your voluntary termination of this agreement pursuant to Paragraph 2A(i), and in such events, you shall receive only those benefits to which you would have become entitled prior to a change in control.

B.  Successors.

(i)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such agreement prior to the effectiveness of any such succession shall be a breach of this agreement.

(ii)  This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legalees. If you should die while any amounts would still be payable to you under this agreement if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this agreement to your devisee, legatee or other designee, or, there be no such designee, to your estate.

C.  Notices.    Notices provided for in the agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or mailed by United States registered mail, return receipt requested, postage prepaid, to the respective addresses set forth on the first page of this agreement, or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt by the other party. All notices to the Company shall be directed to the attention of the general counsel of the Company.

D.    Modifications.    No provisions of this agreement may be modified, waived or discharged unless such modification, waiver, or discharge is agreed to in writing signed by the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

E.  Interpretation.    The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Texas. The invalidity or unenforceability of any provisions of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force.

If this letter correctly sets forth our agreement, sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Very truly yours,

SOUTHWEST ROYALTIES, INC.

By:	/s/ H. H. WOMMACK, III
President

Agreed and accepted this 8th day of December, 1999

/s/ Jon P. Tate Jon P. Tate

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